Exhibit 99.1

PRESS RELEASE

Contact: Michael J. Lambert EVP & Chief Financial Officer NuVasive, Inc. 858-909-1998 investorrelations@nuvasive.com	Investors: Patrick F. Williams Vice President, Strategy & Investor Relations NuVasive, Inc. 858-638-5511 investorrelations@nuvasive.com

Media: Nicholas S. Laudico The Ruth Group 646-536-7030 nlaudico@theruthgroup.com

NuVasive Announces Preliminary Unaudited

Full Year 2011 Financial Results

SAN DIEGO, January 11, 2012 - NuVasive, Inc. (Nasdaq: NUVA), a medical device company focused on developing minimally disruptive surgical products and procedures for the spine, announced today preliminary unaudited revenue results for the full year ended December 31, 2011. NuVasive anticipates full year 2011 revenue of approximately $540 million, including approximately $8.5 million attributable to the acquisition of Impulse Monitoring, Inc. which closed on October 7, 2011. The unaudited results compare to previously issued guidance of $538 million to $540 million in revenues for the full year 2011.

The Company announced anticipated full year 2011 revenue in advance of the J.P. Morgan Healthcare Conference, where Chairman and Chief Executive Officer, Alex Lukianov, will present at 9:00 a.m. PST on Wednesday, January 11. A live webcast of the presentation will be available online from the investor relations page of the Company’s corporate website at www.nuvasive.com. After the live webcast, the presentation will remain available on the website for 30 days.

The Company will announce complete financial and operating details of its fourth quarter and the full year ended December 31, 2011, and will provide guidance for the full year 2012 after the market closes on February 22, 2012. The Company will hold a conference call that day at 5:30 p.m. ET (2:30 p.m. PST).

Alex Lukianov, Chairman and Chief Executive Officer, said, “Based on our preliminary results, we achieved year over year revenue growth of 13% in 2011 amid a difficult global spine market, which we estimate exhibited flat growth in the year. I am pleased with our execution in the fourth quarter and look forward to continued execution in 2012. We plan to issue guidance for the full year 2012 in conjunction with fourth quarter 2011 results. We remain laser focused on the execution of our market share taking strategy to fuel growth at several multiples of the industry.”

About NuVasive

NuVasive is a medical device company focused on developing minimally disruptive surgical products and procedurally integrated solutions for the spine. The Company is the 5th largest player in the $7.7 billion global spine market.

NuVasive’s principal product offering is based on its Maximum Access Surgery, or MAS® platform. The MAS platform combines several categories of solutions that collectively minimize soft tissue disruption during spine surgery with maximum visualization and safe, easy reproducibility for the surgeon: a proprietary software-driven nerve avoidance system and intra-operative monitoring support; MaXcess®, a unique split-blade retractor system; a wide variety of specialized implants; and several biologic fusion enhancers. MAS significantly reduces surgery time and returns patients to activities of daily living much faster than conventional approaches. Having redefined spine surgery with the MAS platform’s lateral approach, known as eXtreme Lateral Interbody Fusion, or XLIF®, NuVasive has built an entire spine franchise. With over 70 products today spanning lumbar, thoracic and cervical applications, the Company will continue to expand and evolve its offering predicated on its R&D focus and dedication to outstanding service levels supported by a culture of Absolute Responsiveness®.

NuVasive cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual growth and results to differ materially include, but are not limited to: the risk that NuVasive’s revenue or earnings projections may turn out to be inaccurate because of the preliminary nature of the forecasts and the risk of further adjustment, or unanticipated difficulty in selling products or generating expected profitability; the uncertain process of seeking regulatory approval or clearance for NuVasive’s products or devices, including risks that such process could be significantly delayed; the possibility that the FDA may require significant changes to NuVasive’s products or clinical studies; the risk that products may not perform as intended and may therefore not achieve commercial success; the risk that competitors may develop superior products or may have a greater market position enabling more successful commercialization; the risk that additional clinical data may call into question the benefits of NuVasive’s products to patients, hospitals and surgeons; and other risks and uncertainties more fully described in NuVasive’s press releases and periodic filings with the Securities and Exchange Commission. NuVasive’s public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

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